Exhibit 10.4
INTEL CORPORATION
2021 INDUCEMENT PLAN

RESTRICTED STOCK UNIT AGREEMENT
1.Terms of Restricted Stock Unit. This Restricted Stock Unit Agreement, including any appendix attached hereto (this Restricted Stock Unit Agreement and such appendix, together, this “Agreement”), the Restricted Stock Unit Notice of Grant delivered online by logging into the E*TRADE Financial Corporation website (the “Notice of Grant”) and the Intel Corporation 2021 Inducement Plan (the “2021 Plan”), as such may be amended from time to time, constitute the entire understanding between Patrick Gelsinger (“you”) and Intel Corporation (the “Corporation”) regarding the Restricted Stock Units (“RSUs”) identified in your Notice of Grant. The RSUs granted to you are effective as of the grant date set forth in the Notice of Grant (the “Grant Date”). The RSUs are granted as a material inducement to you entering into employment with the Corporation (within the meaning of Nasdaq Listing Rule 5635(c)(4)). If there is any conflict between the terms in this Agreement and the 2021 Plan, the terms of the 2021 Plan will control. Capitalized terms not explicitly defined in this Agreement or in the Notice of Grant but defined in the 2021 Plan will have the same definitions as in the 2021 Plan.
2.Acceptance. If you are instructed by the administrators of the 2021 Plan to accept this Agreement and you fail to do so in the manner specified by the administrators within 180 days of the Grant Date, the RSUs identified in your Notice of Grant will be cancelled, except as otherwise determined by the Corporation in its sole discretion.
3.Vesting of RSUs. Provided that you remain continuously employed by the Corporation or a Subsidiary from the Grant Date specified in the Notice of Grant through each vesting date specified in the Notice of Grant, the RSUs allocated to each vesting date will vest and be converted into the right to receive the number of shares of the Corporation’s Common Stock, $.001 par value (the “Common Stock”), except as otherwise provided in this Agreement. Specifically, the RSUs will vest in twelve (12) equal quarterly installments, commencing on the three month anniversary of the Grant Date and continuing to vest on each subsequent three month anniversary of the Grant Date until fully vested on the third anniversary of the Grant Date, subject to your continued employment with the Corporation or a Subsidiary on the applicable vesting date, and subject to you continuing to hold the Investment Shares (as defined in Section 8(d)) through such three-year vesting period. In the event a vesting date for any RSUs falls on a weekend or any other day on which the Nasdaq Global Select Market (“Nasdaq”) is not open, such RSUs will vest on the vesting date specified in the Notice of Grant, but the market value of such vested RSUs, including for purposes of tax withholding and reporting, will be determined as of the next following Nasdaq trading day; provided, however, that if you are designated by the Board of Directors to be an “officer” as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934 (a “Section 16 Officer”), the foregoing shall not apply, and your affected RSUs’ will vest on the next following Nasdaq trading day and the market value of such vested RSUs will be determined as of the date the RSUs vested. The number of shares of Common Stock into which RSUs convert as specified in the Notice of Grant shall be subject to Section 10 of the 2021 Plan.
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RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and this Agreement. If your status as an employee terminates for any reason except a Qualifying Termination (as defined in Section 8(f)), prior to the vesting dates set forth in your Notice of Grant and this Agreement, your unvested RSUs will be cancelled.
4.Conversion into Common Stock. Shares of Common Stock will be issued or become free of restrictions as soon as practicable following vesting of the RSUs, provided that you have satisfied your tax withholding obligations as specified under Section 9 of this Agreement and you have completed, signed and returned any documents and taken any additional action that the Corporation deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative, in the event of your death or Disablement (as defined in Section 8(b))), and may be effected by recording shares on the stock records of the Corporation or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Corporation. In no event will the Corporation be obligated to issue a fractional share.
Notwithstanding the foregoing, (i) the Corporation will not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the conversion of a RSU or the delivery of shares hereunder would violate any laws of the United States or your country of residence and/or employment and/or may issue shares subject to any restrictive legends that, as determined by the Corporation’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Corporation such time as it determines appropriate to address tax withholding and other administrative matters.
5.Suspension or Termination of RSU for Misconduct. If at any time the Committee of the Board of Directors established pursuant to the 2021 Plan (the “Committee”), including any Subcommittee or “Authorized Officer” (as defined in Section 8(b)(vi) of the 2021 Plan) notifies the Corporation that they reasonably and in good faith believe that you have (A) committed an act constituting Cause (as defined in Section 8(a)) within two years following the Grant Date, or (B) more than two years following the Grant Date, committed an act of misconduct as described in Section 8(b)(vi) of the 2021 Plan (embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, an unauthorized disclosure of any Corporation trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Corporation or inducing any principal for whom the Corporation acts as agent to terminate such agency relationship), the vesting of your RSUs may be suspended pending a determination of whether an act constituting Cause or an act of misconduct (as applicable) has been committed, which determination the Corporation will use commercially reasonable best efforts to make within 60 days of the initial suspension. If the Corporation reasonably and in good faith determines that you have (A) committed an act constituting Cause within two years following the Grant Date, or (B) more than two years following the Grant Date, committed an act of misconduct, all RSUs not vested as of the date the Corporation was notified that you may have committed an act constituting Cause or an act of misconduct, as applicable, will be cancelled and neither you nor any beneficiary will be entitled to any claim with respect to the RSUs whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing will be final, conclusive, and binding on all interested parties.

6.Termination of Employment. Except as expressly provided otherwise in this Agreement, if your employment by the Corporation or any Subsidiary terminates for any reason, whether voluntarily or involuntarily, other than on account of a Qualifying Termination, all RSUs not then vested will be cancelled on the date of employment termination, regardless of whether such employment termination is as a result of a divestiture or otherwise. For purposes of this Section 6, your employment with any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Corporation or a Subsidiary is a party will be considered employment for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are specifically designated as an employee of a Subsidiary for purposes of this provision.

For purposes of this provision, your employment is not deemed terminated if, prior to sixty (60) days after the date of termination from the Corporation or a Subsidiary, you are rehired by the Corporation or a Subsidiary on a basis that would make you eligible for future Intel RSU grants. In addition, your transfer from the Corporation to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Corporation is not deemed a termination of employment.
7.Qualifying Termination. In the event of a Qualifying Termination of your employment with the Corporation, provided that you sign and do not revoke a Release (as defined in Section 8(f)) and such Release becomes effective within sixty (60) days following the date your employment with the Corporation terminates, then the number of RSUs that would have vested as of the eighteen month anniversary of the date your employment terminates had you remained continuously employed by the Corporation through such date shall vest (based on the regular vesting schedule applicable to the RSUs set forth in Section 3), effective as of the date of effectiveness of the Release, provided that if such sixty (60) day period spans two calendar years, such vesting shall occur in the later of such calendar years.
8.Definitions
(a)“Cause” means your (i) commission of an act of material fraud or dishonesty against the Corporation; (ii) intentional refusal or willful failure to substantially carry out the lawful and reasonable instructions of the Board of Directors (other than any such failure resulting from your Disablement and excluding any failure to achieve a lawful and reasonable directive following the expenditure by you of commercially reasonable best efforts); (iii) conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (iv) gross misconduct in connection with the performance of your duties; (v) improper disclosure of confidential information or a material violation of a Corporation policy or the Corporation’s Code of Conduct (excluding conduct or activities undertaken in good faith by you in the ordinary course of you performing your duties or promoting the Corporation); (vi) breach of fiduciary duty to the Corporation; (vii) failure to reasonably cooperate with the Corporation in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job (in all cases, other than due to death or Disablement); or (viii) breach of duty of loyalty to the Corporation. Prior to termination for Cause, the Corporation shall provide thirty (30) days prior written notice of the grounds for Cause, and give you an opportunity within (and including all of) those thirty (30) days to cure the alleged breach. If the breach is substantially cured during such period, Cause will not exist on account of such breach. You and the Corporation recognize that given the egregious nature of the conduct defined as Cause, a cure may not possible. No act or failure to act on your part shall be considered “willful” unless the Corporation reasonably and in good faith determines it is done, or omitted to be done, in bad faith or without reasonable belief that your act or omission was in the best interests of the Corporation. Without limitation, any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board of Directors with respect to such act or omission, or based upon the advice of legal counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Corporation.
(b)“Disablement” shall be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, “Disablement” will have the same meaning as disablement is defined in the Intel Long Term Disability Plan, which is generally a physical condition arising from an illness or injury, which renders you incapable of performing work in your regular occupation, as determined by the Corporation. Your regular occupation is the occupation you routinely perform at the time your Disablement began.
(c)A resignation for “Good Reason” means your resignation following the occurrence, without your express, written consent, of one or more of the following conditions (whether by a single action or a series of actions): (i) a material reduction in your title, duties, responsibilities, or authority; (ii) a material reduction by the Corporation of your annual base salary or Target Bonus (as defined in the Offer Letter (as defined in Section 8(e))); or (iii) a relocation of your principal place of employment more than thirty (30) miles from its current location in Santa Clara, California; or (iv) a failure by the Corporation to timely satisfy its obligations with respect to any of the equity award grants described in the Offer Letter, provided that the Corporation has had thirty (30) days to cure any such failure.
(d)“Investment Shares” has the meaning set forth in the Offer Letter and relates to those Shares sold to you by the Corporation pursuant to the terms of a Subscription Agreement dated February 16, 2021.
(e) “Offer Letter” means that certain offer letter by and between you and the Corporation dated January 13, 2021.
(f)“Qualifying Termination” means your employment with the Corporation is terminated by the Corporation without Cause, including by reason of your death or Disablement, or you voluntarily resign your employment with the Corporation for Good Reason, in either case within the initial two year period following the commencement date of your employment with the Corporation.
(g)“Release” means a release in favor of the Corporation that is mutually agreed upon between you and the Corporation, the form of which you and the Corporation agree to use reasonable best efforts to agree to within 30 days following the date your employment terminates and which shall not impose on you any post-employment obligations that you have not already agreed to in writing as of the date your employment terminates.
9.Tax Withholding.
(a)To the extent RSUs are subject to tax withholding obligations, the taxable amount generally will be based on the Market Value on the date of the taxable event. RSUs are taxable in accordance with the existing or future tax laws of the country or countries in which you are subject to tax such as the country or countries in which you reside and/or are employed on the Grant Date, vest dates, or during the vesting period. Your RSUs may be taxable in more than one country, based on your country of citizenship and/or the countries in which you resided or were employed on the Grant Date, vest date or during the vesting or other relevant period.

(b)You will make arrangements satisfactory to the Corporation (or the Subsidiary that employs you, if your Subsidiary is involved in the administration of the 2021 Plan) for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, or payment on account of other tax related to withholding obligations that arise by reason of granting or vesting of RSUs or sale of Common Stock shares from vested RSUs (whichever is applicable).
(c)The Corporation will not be required to issue or lift any restrictions on shares of the Common Stock pursuant to your RSUs or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied.
(d)These obligations will be satisfied by the Corporation withholding a number of shares of Common Stock that would otherwise be issued under the RSUs that the Corporation determines has a Market Value sufficient to meet the tax withholding obligations. For this purpose, "Market Value" will be calculated as the average of the highest and lowest sales prices of the Common Stock as reported by Nasdaq on the day your RSUs vest. The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.
(e)You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of any action the Corporation takes or any transaction pursuant to this Section 9 with respect to any tax withholding obligations that arise in connection with the RSUs. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs or the subsequent sale of any of the shares of Common Stock underlying the RSUs that vest. The Corporation does not commit and is under no obligation to structure the RSU program to reduce or eliminate your tax liability.
10.Rights as Stockholder. Your RSUs may not be otherwise transferred or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and may not be subject to execution, attachment or similar process. Any attempt to transfer, assign, hypothecate or otherwise dispose of your RSUs other than as permitted above, will be void and unenforceable against the Corporation.
You will have the rights of a stockholder only after shares of the Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in this Agreement. RSUs will not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs. RSUs will remain terminable pursuant to this Agreement at all times until they vest and convert into shares. As a condition to having the right to receive shares of Common Stock pursuant to your RSUs, you acknowledge that unvested RSUs will have no value for purposes of any aspect of your employment relationship with the Corporation or a Subsidiary.
11.Disputes. Any question concerning the interpretation of this Agreement, your Notice of Grant, the RSUs or the 2021 Plan, any adjustments required to be made thereunder, and any controversy that may arise under this Agreement, your Notice of Grant, the RSUs or the 2021 Plan will be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee will be final and binding unless determined pursuant to Section 14(e) to have been arbitrary and capricious.
12.Amendments. The 2021 Plan and RSUs may be amended or altered by the Committee or the Board of Directors to the extent provided in the 2021 Plan.

13.Data Privacy. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other RSU grant materials (“Data”) by and among, as applicable, the Corporation, the Subsidiary that employs you (the “Employer”) and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the 2021 Plan.

You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, administering and managing the 2021 Plan. You hereby understand that Data will be transferred to E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC (“E*Trade”) and any other third parties assisting in the implementation, administration and management of the 2021 Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, E*Trade and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the 2021 Plan, including any requisite transfer of such Data as may be required to another broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your RSUs. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2021 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.
Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you hereby understand that refusing or withdrawing your consent may affect your ability to participate in the 2021 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.
Finally, upon request of the Corporation or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the 2021 Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the 2021 Plan if you fail to provide any such consent or agreement requested by the Corporation and/or the Employer.

14.The 2021 Plan and Other Terms.
(a)Any prior agreements, commitments or negotiations concerning the RSUs are superseded by this Agreement and your Notice of Grant. You hereby acknowledge that a copy of the 2021 Plan has been made available to you.
(b)The grant of RSUs to an employee in any one year, or at any time, does not obligate the Corporation or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Corporation or any Subsidiary might make a grant in any future year or in any given amount.
(c)The RSUs covered by this Agreement shall be subject to the terms of Section 12 of the Plan.
(d)Nothing contained in this Agreement creates or implies an employment contract or term of employment upon which you may rely.
(e)Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock, an essential term of this Agreement is that it will be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the RSUs granted hereunder will be brought in the state or federal courts of competent jurisdiction in the State of California.
(f)Notwithstanding anything to the contrary in this Agreement or the applicable Notice of Grant, your RSUs are subject to reduction by the Corporation if you change your employment classification from a full-time employee to a part-time employee.
(g)RSUs are not part of your employment contract (if any) with the Corporation or any Subsidiary, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.
(h)In consideration of the grant of RSUs, no claim or entitlement to compensation or damages will arise from termination of your RSUs or diminution in value of the RSUs or Common Stock acquired through vested RSUs resulting from termination of your active employment by the Corporation (for any reason whatsoever and whether or not in breach of local labor laws) and you hereby release the Corporation from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then you will be deemed irrevocably to have waived your entitlement to pursue such claim.
(i)Notwithstanding any terms or conditions of the 2021 Plan to the contrary, in the event of involuntary termination of your employment (whether or not in breach of local labor laws), unless otherwise provided for in this Agreement, your right to receive the RSUs and vest in RSUs under the 2021 Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to sell shares of Common Stock that converted from vested RSUs after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

(j)Notwithstanding any provision of this Agreement, the Notice of Grant or the 2021 Plan to the contrary, if, at the time of your termination of employment with the Corporation, you are a “specified employee” as defined in Section 409A of the Internal Revenue Code ("Code"), and one or more of the payments or benefits received or to be received by you pursuant to the RSUs would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the RSUs until the earliest of (A) the date which is six (6) months after your "separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Corporation (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 14(j) will only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the RSUs would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Corporation may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
(k)Copies of Intel Corporation's Annual Report to Stockholders for its latest fiscal year and Intel Corporation's latest quarterly report are available, without charge, at the Corporation's business office.
(l)The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the 2021 Plan, or your acquisition or sale of the underlying shares of Common Stock. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the 2021 Plan before taking any action related to the 2021 Plan.
(m)In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
(n)You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this agreement, or of any subsequent breach of this Agreement.
15.Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on the RSUs and on any shares of Common Stock acquired upon vesting of the RSUs in accordance with Section 9(e) of the 2021 Plan.
By acknowledging this grant of awards or your acceptance of this Agreement in the manner specified by the administrators, you and Intel Corporation agree that the RSUs identified in your Notice of Grant are governed by the terms of this Agreement, the Notice of Grant and the 2021 Plan. You further acknowledge that you have read and understood the terms of the RSUs set forth in this Agreement.